Exhibit 99.1

FINAL TRANSCRIPT

Thomson StreetEvents℠

Conference Call Transcript

TDW - Q3 2010 Tidewater Earnings Conference Call

Event Date/Time: Feb 02, 2010 / 04:00PM GMT

C O R P O R A T E   P A R T I C I P A N T S

Joseph Bennett

Tidewater - SVP, PAO & Chief Investor Relations Officer

Dean Taylor

Tidewater - President, Chairman & CEO

Quinn Fanning

Tidewater - CFO & EVP

Jeffrey Platt

Tidewater - SVP

Steve Dick

Tidewater - EVP

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Jim Crandell

Barclays Capital - Analyst

Chris Glysteen

Simmons & Company - Analyst

Judd Bailey

Jefferies & Company - Analyst

Richard Sanchez

ODS PetroData - Analyst

Terese Fabian

Sidoti & Company - Analyst

Pierre Conner

Capital One Southcoast - Analyst

Jeff Spittel

Pritchard Capital - Analyst

Shawn Milligan

Johnson Rice – Analyst

P R E S E N T A T I O N

Operator

Good morning. My name is Terri, and I will be your conference operator today. At this time, I would like to welcome everyone to the fiscal 2010 third quarter conference call. (Operator Instructions). Thank you. Mr. Joe Bennett, you may begin your conference.

Joseph Bennett - Tidewater - SVP, PAO & Chief Investor Relations Officer

Thank you, Terri. Good morning, everyone, and welcome to Tidewater’s fiscal 2010 third quarter earnings results conference call for the period ended December 31, 2009. I’m Joe Bennett, Tidewater’s Executive Vice President and Chief Investor Relations Officer. With me this morning on our call are our Chairman, President and CEO, Dean Taylor; Quinn Fanning, Executive Vice President and CFO; Steve Dick, Executive Vice President in charge of strategic relationships, shipyard operations, vessel acquisitions and dispositions; Jeff Platt, Executive Vice President in charge of day-to-day Marine operations; and Bruce Lundstrom, our Executive Vice President, General Counsel and Secretary. As a Company steeped in the heritage of New Orleans, we’re all excited about the prospect of our Saints playing in this weekend’s Super Bowl, even if we’re playing against a team led by the son of one of our Saints’ icons. We view the Saints’ season, however, much like our industry cycle. Things were going along just fine until that final three-game losing streak.

While some outsiders began questioning the Saints’ capabilities, we knew their fundamental strengths would prevail. The Saints are on the upswing, and we certainly hope that Tidewater and the Offshore Service sector will be following them late this year or sometime next year. In a minute, I’ll turn the call over to Dean for his initial comments, to be followed by Quinn’s review of the financial details for the quarter. Dean will then provide some wrap up comments before we open the call for questions. First, let me say that during today’s conference call, Dean, Quinn, I, and other Tidewater management may make certain comments that are forward-looking statements and not statements of historical fact. I know that you understand that there are risks, uncertainties and other factors that may cause the Company’s actual future performance to be materially different from that stated or implied by any comment that we may make during today’s conference call.

Additional information concerning the factors that could cause actual results to differ materially from those stated or implied by the forward-looking statements may be found in the Risk Factors section of Tidewater’s most recent Form-10-K. With that, I’ll turn the call over to Dean.

Dean Taylor - Tidewater - President, Chairman & CEO

Thank you, Joe. Good morning, everyone. Earlier today, we reported fully diluted earnings per share of $1.16 for the quarter. This compares to $2.28 per share reported for the same quarter a year ago, which was a record-setting quarter in the Company’s 50-plus year history. This quarter’s results were slightly less than our September quarter when we earned $1.30 per share, adjusted to exclude both the $0.66 per share in earnings coming from the favorable resolution of tax litigation in that quarter and a couple of smaller other items. But the results are consistent with where we and our peers are in the industry cycle. This quarter does mark the first time in a while when we haven’t had to explain some extraordinary event that distorted our reported results.

One constant for our Company, Tidewater, is our focus on safety. I’m pleased to report that we had another outstanding safety performance in the quarter. We have now gone almost 18 months, or approximately 57 million man hours, without a lost time accident — touch wood. Equally significant is that we continue to perform better than our internal goal with respect to our total recordable incident rate, with the 0.13 rate for the 200,000 man hours through the first nine months of this fiscal year. I want to commend our employees for a continued job well done. At the same time, I want to remind them and you that we may be only a moment of inattention away from a serious accident, thus our emphasis on what we do.

Safety is a top priority here at Tidewater, not just because we want all our employees and customers to be working in a safe environment, but because in addition to the primary reasons noted, it’s good business and pays off on the bottom line. I think most of you share our opinion that we are in the bottoming phase of our sector’s business cycle. That said, we feel like we are performing as we should, and in accordance with our expectations. We have continued to strengthen our balance sheet; and as an EVA Company, we remain focused on actively managing our investment and working capital, and disposing of tired, older equipment, proceeds from which can be invested in new equipment. We have controlled our costs, but we are always on the lookout for areas of potential cost savings. We also have capitalized on our diverse fleet by stacking vessels with limited prospects for work in current markets while returning others to service where we see profitable opportunities.

With regard to our fleet, we continue to reap the rewards of our $2.5 billion investment in new vessels during the past 10 years. The earnings contribution from our new vessels not only represented the preponderance of our vessel operating earnings in the quarter, but it was the highest proportion ever, as Quinn will detail for you. The Company’s new build program added seven additional new vessels to our fleet during the December quarter; and as we’ve discussed in prior conference calls, Tidewater’s strong balance sheet and solid liquidity have positioned us to capitalize on opportunities to acquire equipment from other less well-capitalized vessel owners. In fact, during the December quarter, we purchased one new vessel and committed to the purchase of three additional vessels, all of which were acquired or will be acquired in January or February of this year. We remain ready to take advantage of additional opportunities such as these to build Tidewater’s asset base and enhance our growth profile. Let me now turn the call over to Quinn to detail the financial results. Quinn?

Quinn Fanning - Tidewater - CFO & EVP

Thank you, Dean. Good morning, everyone. First, I’ll call your attention to our earnings press release which we put out this morning prior to the market’s opening. Note also that we expect to file our 10-Q for the third quarter of fiscal 2010 through the EDGAR filing service sometime before the close of business today. Turning now to financial results as of and for the three-month period ended December 31, I will follow my customary pattern of providing a recap of the quarter just completed, offering a few perspectives on what’s driving financial results and then providing our near to intermediate term outlook. As usual, I’ll conclude my remarks with a review of capital commitments and available liquidity. As Dean noted, we reported diluted earnings per common share of $1.16 for the December quarter versus diluted earnings per common share of $1.90 for the September quarter, and diluted earnings per common share of $2.28 for the December quarter of fiscal 2009, which as Dean noted earlier was the Company’s all-time record. We had a couple of small unusual items in the December 2009 quarter, but those items were largely offsetting, and in general, the quarter played out generally within the band of guidance that was provided in October.

To assist your period to period comparisons, I’ll highlight the following items: In regards to the just completed quarter, we had a bit less than $1 million, or $0.01 per share after tax, in one-time operating expenses. Similar to a charge taken in the June quarter, these costs related to the temporary importation process in Angola. We also took a $1.7 million, or $0.02 per share aftertax, impairment charge on three stacked vessels. This noncash charge is included in gains on asset dispositions, net. Finally, we had a $1.5 million to $2 million, or $0.02 per share aftertax, benefit in insurance costs, primarily due to the favorable development of ultimate loss estimates. In the September quarter, I remind that you we recognized a $34.3 million, or $0.66 per share, tax benefit related to the favorable resolution of tax litigation. We also recorded charge in the September quarter of $500,000, or $0.01 per share aftertax, to write off the book value of four vessels seized by an affiliate of PDVSA in July 2009. Finally, in the September 2009 quarter, we recognized a $3.6 million settlement loss, or $0.05 per share aftertax, related to a lump sum payment election that was offered to participants in our supplemental retirement plan.

As discussed in October, that amount was included in G&A expense. Now a number of items broke in our favor in the December of 2008 quarter, but the only quote/unquote unusual item that bears repeating was $2.5 million to $3 million, or approximately $0.04 per share aftertax, benefit in the insurance cost line. This was similar to the benefit that was recognized in the current quarter. Finally, I usually normalize results for higher or lower than average gains on asset dispositions, which have averaged $5.6 million for the last 11 quarters. I’ll discuss gains on vessel dispositions for the December quarter somewhat later in my remarks. So adjusting for the items just referenced, diluted earnings per common share for the just-completed December quarter would have been $1.16 versus $1.30 for the September quarter and $2.24 for the December quarter of fiscal 2009, implying an adjusted quarter over quarter decrease about 11% and an adjusted year over year decrease of plus 40%.

Annualized aftertax return on unleveraged capital for the December quarter was about 9%. Overall vessel revenues were down 6.8% quarter over quarter and 21.4% year over year. Consistent with our report last quarter, the revenue trend in part reflects fewer active vessels, as we continue to stack and dispose of our older tonnage given the current market environment. For quarter over quarter comparisons, in particular note that in the December quarter we stacked 15 previously active vessels and we reactivated three previously stacked vessels. Also accounting for nine dispositions of previously stacked vessels, the stacked fleet was 73 vessels at December 31. For year-over-year comparisons, note that over the last four quarters, we have stacked 66 previously active vessels, and we have reactivated four previously stacked vessels. The year over year comparisons would obviously need to also account for the seizure of our business in Venezuela.

In addition to fewer active vessels, the December quarter’s results also reflect lower average day rates and lower utilization in the active fleet. This has particularly been the case for our still active, older, or traditional, vessels, which until the December quarter have performed pretty consistently in terms of rate utilization. Offsetting an otherwise negative revenue trend for the quarter, lost revenue due to fewer number of dry dock days was down quarter over quarter, and the contribution from recently delivered vessels moved up quite nicely quarter over quarter. Due to the number of moving pieces here, I’ll try to give you all a very rough bridge to at least get from the September’s quarter’s revenues of about $295 million to the December quarter’s revenues of about $275 million. First, in regards to new deliveries, we added seven vessels to the fleet in the December quarter, including in the completion of six construction projects and the closing of one vessel acquisition. December quarter revenue from these seven vessels was less than $200,000.

Parenthetically, I’ll note that OpEx on these vessels was about $2 million for the December quarter, i.e., the vessel operating margin was negative here. Revenue and vessel operating margin for these vessels in the March quarter is estimated at about $7 million and about $3.5 million, respectively. The nine vessels added to the fleet in the September quarter, however, added incremental revenue to the December quarter of about $10 million, and by the way, about $6 million of incremental operating margin. Those nine vessels were all constructed (as opposed to purchased) by Tidewater. Second, the better quarter in terms of dry docks contributed about $6 million in revenue to the December quarter. Third, the quarter over quarter loss in revenue from stacked vessels was about $7.5 million. And finally, excluding the effects of foreign exchange and deferred revenue, the remaining approximate $25 million negative quarter over quarter variance in revenue reflects roughly eight points of lower utilization on active traditional vessels, (i.e., the older vessels) and lower average day rates on the new and traditional vessels of about $400 a day and about $700 a day, respectively. That’s about a 2.5% and an 8.5% quarter over quarter deterioration in average day rates for the new and traditional vessels, respectively. The effect of lower utilization accounts for about 55% of the total revenue variance quarter over quarter, and the effective lower day rates accounts for about 45% of the total revenue variance quarter over quarter.

Vessel operating costs were about $148 million for the quarter and came in below our guidance in October of $155 million plus or minus 2%. Vessel level cash operating margin for the quarter was 46%, which was at the low end of our October guidance. In terms of details on OpEx, other than the positive trend in insurance costs which I previously referenced, our R&M expense was down about $7 million quarter over quarter, which was consistent with our expectations for the quarter. A weaker US dollar contributed about $3.9 million to the quarter’s vessel OpEx, and masked an even more significant reduction in OpEx quarter over quarter. As there is a largely offsetting revenue impact with FX, the impact on vessel operating margin of foreign currency movements relative to the US dollar was immaterial for the quarter.

We again had a good quarter in terms of vessel sales, and recognized $6.9 million in gains on asset dispositions in the December quarter, which is a bit better than the quarterly average over the last 11 quarters of $5.6 million. Offsetting gains on dispositions was the previously referenced $1.7 million impairment charge taken on three vessels that were included in the stacked fleet at 12/31. So based on our guidance in October, you should have expected $280 million to $285 million in vessel revenue, and vessel level cash operating margin of $128 million to $132 million. Actual results were about $275 million in vessel revenue and about $126 million in vessel level cash operating margin, somewhat highlighting that the negative variance relative to guidance related more to a shortfall in revenue than it did to higher than expected operating cost. G&A expense was very much consistent with our guidance October. As we discussed last quarter, we have been recently successful in controlling operating expenses and in maintaining reasonably strong operating margins, especially compared to prior cycle troughs. This should bode well for earnings momentum when the cycle eventually turns.

To give you a sense for where we are with our fleet renewal program, at December 31, there were 163 new vessels in the Tidewater fleet. For the quarter just completed, the new fleet — though about 42% of the total average fleet count — generated about 81% of our vessel level cash operating margins of $126 million. The significant margin contributions from our new vessels proves just how important our new build and acquisition program, which was initiated in the year 2000, is to the Company. As of December 31, we were committed to the construction of 33 vessels, including one MPSV, 17 PSVs, and 13 anchor handling towing support vessels. 17 of these vessels qualified as Deepwater vessels. Also during the quarter, we committed to acquire three AHTS vessels. We closed on two of the three purchased vessels in January, and expect to close on the third vessel within the next couple of days.

In total, Tidewater has taken delivery of 31 vessels in the last four quarters — 10 vessels in the fourth fiscal quarter of 2009, five vessels in the first fiscal quarter of 2010, nine vessels in the second fiscal quarter and seven vessels in the third fiscal quarter. Of the seven vessels delivered in the — excuse me — of the seven vessels delivered in the December quarter, four vessels have term contracts of one year or longer, two vessels have term contracts shorter than one year, and one vessel is presently without a term contract. We expect to take delivery of another nine new ships in the March quarter, including the three purchased vessels that I just referenced. As additional color, four of the nine vessels to be delivered in our fourth fiscal quarter are scheduled to be delivered in the last three weeks of March. Our view of the longer-term industry fundamentals remains positive, and our financial position remains quite strong.

As Dean has frequently noted, our hope and expectation is that additional opportunities to enhance our fleet and earnings power will be presented to us in the coming quarters. If it’s the right equipment and at the right price, we generally think that it’s the right time to step up our investment activities. Looking at some more specifics in terms of result by segment and asset class, International Vessel revenue was off about 6% quarter over quarter and was off about 18% year over year. Average international vessel count was static quarter over quarter at 340 vessels. Average vessel count for our International Deepwater class was up four vessels to 43 vessels. Utilization at 78.4% was down about 70 basis points quarter over quarter. International Deepwater day rates at about $25,000 a day were basically flat quarter over quarter. The quarterly trend largely reflects the delivery of four Deepwater vessels in the September quarter, and the delivery of one Deepwater vessel in the December quarter. Current utilization for the International Deepwater fleet is actually up a bit from the December quarter’s averages. Average day rates at about $24,600 a day are down about 2% from the December quarter’s averages.

For the core International Towing Supply and Supply Fleet, average vessel count was down two vessels to 206 vessels. Utilization at 64.1% was down about seven percentage points and average day rates, at about $12,300 a day, were off about 1.5% quarter over quarter. Four new vessels were added to this class in the September quarter and two new vessels were added in this class to the December quarter. Current International Towing Supply and Supply utilization is off an additional four percentage points relative to the December quarter averages. Current average day rates are now below $12,000 a day. As I mentioned on our call in October, the development over the next couple of quarters of the International Deepwater and International Towing Supply and Supply markets, which collectively accounted for nearly 90% of vessel revenue in the December quarter, will largely drive our financial results. Looking at the smaller US segment, Domestic Vessel revenue was off about 12% quarter over quarter and was off about 46% year-over-year. Average US vessel count was down two vessels quarter over quarter to 38 vessels. US Deepwater utilization at 83.7% was up seven percentage points quarter over quarter. Average day rates at about $26,700 a day were down about 10% quarter over quarter. Current utilization and day rates for the US Deepwater are down a bit relative to the December quarter’s averages.

The quarter over quarter trend for US Deepwater primarily reflects dockings and repairs from the September quarter, and a bit of volatility created by one domestic Deepwater vessel that has been working the spot market, albeit at pretty attractive rates. I’ll also note that we added one Deepwater PSV to the US market at the end of December, and that vessel is now on a one-year contract at a pretty attractive day rate given the market conditions. For the US Towing Supply and Supply Fleet, average vessel count was down one vessel quarter over quarter to 25 vessels. Utilization at 35.8% was up about 3.5 percentage points quarter over quarter. Average day rates, however, at about $8,400 per day,are off 12.5% quarter over quarter. The offsetting effects resulted in about a $5.5 million drop in revenue for this class quarter over quarter. Relative to the December quarter’s averages, current utilization day rates for US Towing Supply and Supply are pretty flat.

Now turning to guidance, our March quarter — that’s our fourth fiscal quarter — should look reasonably similar to the December quarter in regards to operating costs and cash operating margins. Operating costs for the March quarter should be about $147 million, plus or minus 2%, reflecting additional OpEx associated with nine expected new vessel deliveries, along with incremental OpEx associated with the seven vessel deliveries in the December quarter. These additional costs will be somewhat offset by another relatively light quarter in terms of R&M expense. And while we stacked a few additional vessels in the soft Southeast Asia region in early January, our expectation remains that stacking activity will moderate a bit over the course of the quarter. We currently believe that vessel level cash operating margins in the March quarter should again be in the area of plus or minus 46% of vessel revenue, where it in fact may remain for a couple of quarters. With an eventual recovery of the markets and the continued revitalization of our fleet, we continue to see potential upside in operating margins and earnings.

Turning now to the balance sheet, available liquidity and capital commitments. Cash flow from operations for the nine months ended 12/31 was a bit less than $300 million, versus $366 million in the same period of fiscal 2009, reflecting in part an approximate $50 million reduction in networking capital quarter over quarter. Total debt at December 31 was $300 million and cash at 12/31 was about $337 million, so net debt remains at approximately zero. Total liquidity at 12/31, including undrawn revolving credit capacity, exceeds $750 million. To wrap it up, I’ll summarize our near to immediate cash needs, and note that we continue to believe that our fleet renewal program — at least as it is currently constituted — will be funded with future operating cash flow and currently available liquidity. At 12/31, construction in progress includes 33 vessels, with an aggregate capital cost of about $789 million, approximately $301 million of which has been expended as of December 31.

Remaining payments on committed construction as of 12/31, therefore, are about $488 million, of which $144 million of these payments are expected to be made in the remainder of fiscal 2010, and $191 million of these payments are expected to be made in fiscal 2011. The balance of the payments on construction in progress will be made in fiscal 2012 and beyond. Not included in the construction in progress totals is the $42.5 million cost and approximately $39 million in remaining payments due on three anchor handling towing supply vessels that Tidewater has committed to acquire at December 31. As noted earlier, we closed on two of these purchases subsequent to the close of the quarter, and we should close on the third vessel very shortly. Current maturities of long-term debt are only $25 million.

Finally, as previously noted, our Board has approved a $200 million share buyback authorization which runs through this summer. We did not repurchase shares during the December quarter, and our buyback program has been inactive since the fist quarter of 2009. And with that, I’ll turn it back over to Dean.

Dean Taylor - Tidewater - President, Chairman & CEO

Thanks, Quinn. Through most of last year, Tidewater was enjoying the benefits that came from the momentum of the recent peak of the offshore industry cycle. We highlighted, however, on our latest earnings call that the sector’s momentum was slowing, putting pressure on our fleet’s utilization and day rates. These factors were the driving force in the $20 million quarter to quarter reduction in our revenues that Quinn has just reported for the December quarter. Utilization, day rates and, therefore, revenue are dictated by customer demand. On the other hand, we control our vessel operating costs and G&A expense, both of which met or beat our prior guidance, as Quinn has reported. We also control the investments we make on our Company’s capital, both physical and human. We continue to be disciplined in both such that when the cycle changed, our investors should realize the momentum from a coiled spring of earnings engendered by our sound investment in each.

In contrast to the Land Service sector, which is showing increasing rig counts and firmer pricing, we seem to still be in a bottoming phase of the offshore cycle. While we don’t see any immediate change to the tough industry conditions being experienced now, we know improvement will come. We hear about green shoots from various offshore participants. Nevertheless, at least in my view, it will likely be no earlier than next calendar year before this optimistic tone is reflected in significantly improved offshore sector fundamentals. We’ve been through these cycles many times before. We know to expect better days ahead. We just don’t know exactly how many days ahead it will be. When they do arrive, though, as stated earlier, our earnings momentum capability should be significant because of the investments we have made and will continue to make in our business.

Besides our significant focus on safety, there are two other objectives of management while we await better times. Fist, we need to focus on executing every day. That means controlling our costs, making sure we have the right vessels available to meet our customers’ needs, and getting our new vessels delivered and put to work as quickly possible. Secondly, we need to continue to scour the market for attractive vessels and Company opportunities that we feel are likely to emerge from the current industry environment. While it would be nice to tell you this recovery will be a sharp one, the history of the business suggests improvements, though usually more gradually. Though some could call the present environment boring, we find it one repleat with opportunities to put our well-constructed capital structure to work intelligently. We know that with our global footprint, financial strength and experienced management team, we’re positioned to capitalize on the opportunities that should appear, and in time, should allow us to provide great earnings momentum as the cycle turns.

We’re now ready to take your questions. Terri?

Q U E S T I O N   A N D   A N S W E R

Operator

(Operator Instructions). We have a question from the line of Jim Crandell with Barclays Capital.

Dean Taylor - Tidewater - President, Chairman & CEO

Hi, Jim.

Jim Crandell - Barclays Capital - Analyst

Good morning, Dean. I’m sure you had mixed emotions about the NFC Championship game.

Dean Taylor - Tidewater - President, Chairman & CEO

I did.

Jim Crandell - Barclays Capital - Analyst

Well, my best to Brett. First question, Dean, as business conditions soften, are the opportunities to buy vessels getting better and better? And are you reaching the point where you can’t realistically expect prices to go lower, or is patience still the best strategy here?

Dean Taylor - Tidewater - President, Chairman & CEO

I think patience is still the best strategy, Jim. Actually, pricing hasn’t softened on existing vessels much in the last quarter. It had fallen off significantly in quarters prior. It seems to have slowed down. But I think patience is the order of the day. Just because we’re ready to buy doesn’t mean someone’s ready to sell, and sometimes things have to fall in line for all this stuff to happen. But I think that — we’ve said before — that this is exactly the type of scenario for which we planned and waited. We were accused of sitting on a lazy balance sheet for some period of time, and we knew that the cycle — that the business we’re in is a cyclical business. We knew that there would be coming a time — we didn’t know when — when the cycle would turn. It did turn. We certainly had no idea that it would turn in the fashion that it turned, but it came. And we’ve had some nice opportunities that we’ve acted on, and I expect we’re going to continue to have some other ones.

Jim Crandell - Barclays Capital - Analyst

How would you characterize the opportunities today, Dean, versus three months ago? Were they similar? Are there increased opportunities? Or how would you characterize them?

Dean Taylor - Tidewater - President, Chairman & CEO

I’d say they are similar, Jim. As I said, I don’t know whether it was the Christmas season or what, but things just slowed down in terms of the numbers of units that we saw being offered to us. Steve’s got a string on a number of opportunities right now, and if we get to the right pricing, we’ll pull it. But I haven’t seen — there’s not been a significant pick up in opportunities that have appeared before us right now over the last quarter.

Jim Crandell - Barclays Capital - Analyst

Okay. Dean, given no significant acquisition, how would you expect the Company’s investment in new builds to trend over the next couple of years?

Dean Taylor - Tidewater - President, Chairman & CEO

That’s a good question, and I would expect the investment in new builds probably — we’re going to do our best not to add to the order book. We’re going to do our best to buy existing equipment. There will be occasions when — perhaps in Brazil, perhaps in the Middle East — for customer requirements where we will add to the order book. But we’re going to do our best not to add to the order book. We think there are enough people who have overextended themselves that we probably won’t have to add to the order book now. It depends on the shape of the recovery. If this recovery turns around faster than we think it is, then it will — then we may miss some opportunities. But I don’t think the recovery’s going to be as quick as some people might think. And as I said earlier, I think that probably we’re not going to see much happen for the remainder of this calendar year, and I think we’ll have some opportunities to add to our order book without adding to the worldwide order book.

Jim Crandell - Barclays Capital - Analyst

What would your sense be, Dean, if things evolve as you think over the course of calendar 2010? How much more downside is there in supply vessel day rates, both conventional and in Deepwater, from here?

Dean Taylor - Tidewater - President, Chairman & CEO

Deepwater doesn’t look like it’s going to fall off that much. Conventional, as I think I said at your conference — and I’ve said at some other conferences — it’s really going - I mean, the key will be the jackup market and what happens with the jackups. If the jackups, if we see jackups being pulled out of stack going back to work in addition to the jackups that are presently on order coming into the worldwide fleet, that will be the very good sign. If we see the jackups that are presently on order coming into the worldwide fleet, either not going to work or displacing units that are presently working, including putting more older jackups into stacked status, then I think we’ll see — we’ll continue to see pressure on the traditional fleet rates.

Jim Crandell - Barclays Capital - Analyst

And Dean, was the drop in international supply vessel utilization quarter, was that primarily West Africa, or was it more spread out geographically?

Dean Taylor - Tidewater - President, Chairman & CEO

It was more spread out.

Jim Crandell - Barclays Capital - Analyst

Okay. Good. Okay, that’s it for me. Thank you.

Dean Taylor - Tidewater - President, Chairman & CEO

Thank you, Jim.

Operator

Your next question comes from the line of Chris Glysteen with Simmons & Company.

Dean Taylor - Tidewater - President, Chairman & CEO

Hi, Chris.

Chris Glysteen - Simmons & Company - Analyst

Thanks, good morning.

Dean Taylor - Tidewater - President, Chairman & CEO

Good morning to you.

Chris Glysteen - Simmons & Company - Analyst

Talking about the stacked vessels, at this point, what’s your general sense as to how industry vessel retirements have behaved relative to your expectations through today, and what we have to do to further to offset the new build deliveries that we do think will actually be delivered?

Dean Taylor - Tidewater - President, Chairman & CEO

Well, I’ve said in other forums, Chris, that I think there are two extremes. One is that all the new builds come into the fleet and no older boats come out. And that would probably be engendered by all of the new jackups coming into the worldwide jackup fleet and pushing no old jackups out of the market. The other is that all the new jackups come into the worldwide fleet, they push out an equal number of older jackups out of the worldwide fleet; thus, everything in the worldwide vessel fleet is incremental to — is in excess to vessel demand. And in that case, for every new vessel that comes in, at least one vessel — one older vessel — would be shoved out.

I think to date, the scenario has played out pretty much as we felt like it would. We certainly didn’t expect the economic crisis to unfold as it did. I think there is a good case that can be made that there is a fair amount of demand that is suppressed because of the economic conditions, that economic conditions get better that the demand will be restored near to near former levels. But that’s really a question that’s going to be determined by factors larger than just the industry, and that’s going to be the economy that will dictate how all that plays out. So I just think that the key will be to watch what happens to the new jackups when they come in and what happens to the old jackups, whether they stay working or whether they’re stacked.

Chris Glysteen - Simmons & Company - Analyst

Okay. And is there a structural risk to Deepwater day rates as some of these new builds get delivered? I would assume that some are taking the place of those older vessels that are pushed out of the market. Is there a risk to a structural reduction in new build rates?

Dean Taylor - Tidewater - President, Chairman & CEO

I think — one area of Deepwater that I think can be — that could see some softness would be Deepwater anchor handles. I think that that sector of the market will be oversupplied, and I think that Deepwater anchor handles will see significant pressure on their rates. Platform supply vessels, I don’t think there will put pressure in any kind of equal measure. I think platform supply vessel rates should tend to hold up better. But I think that the order book is — for Deepwater is full, and I think that the rigs that they would service are all going to be deep sea rigs, so that there’s no real need for Deepwater anchor handlers except in some situations. But there’s not nearly the need that’s going to be engendered by the new Deepwater rigs coming into the fleet which will take up, I think, the number of Deepwater anchor handlers that are being constructed. Does that answer your question?

Chris Glysteen - Simmons & Company - Analyst

Yes, and just one last one. Where we stand today, what percentage of your vessel days for calendar 2010 are under contract?

Dean Taylor - Tidewater - President, Chairman & CEO

Jeff Platt is here and he’s got some numbers. I’ll let Jeff answer that question, please.

Jeffrey Platt - Tidewater - SVP

For the entire fleet, we’re standing at about 47% contract cover looking out a year. And for the new fleet, it’s higher — it’s about 62%. And then for the conventional vessels, it’s around 34%.

Chris Glysteen - Simmons & Company - Analyst

That’s very helpful. Thank you very much.

Operator

Your next question comes from the line of Judd Bailey with Jefferies & Company.

Dean Taylor - Tidewater - President, Chairman & CEO

Hello, Judd.

Judd Bailey - Jefferies & Company - Analyst

Good morning, good morning. Dean, could I get to you maybe give a little more color maybe on the day rate environment? And you can comment regionally if you like, but are you seeing — just outside of the Gulf and outside of the North Sea, is it just kind of a gradual decline? Or is it kind of specific by asset class? Or are you seeing some markets that may be a little weaker than others?

Dean Taylor - Tidewater - President, Chairman & CEO

Judd, I would prefer not to walk around the world and give it by region. But in general, we continue to see softness, and we haven’t seen a bottom yet. And I don’t know what it’s going to take to provoke a bottom, but we haven’t seen one yet. It’s been gradual. It’s not been precipitous; although in some markets you could see temporary declines in day rates, but in general, it’s been gradual.

Judd Bailey - Jefferies & Company - Analyst

Okay. And then you mentioned in your prepared comments you don’t see fundamentals improving until the next calendar year. When you make that kind of statement, are you assuming some sort of — what kind of, I guess, rate count increase would you be assuming if these fundamentals get better. Do you have a particular number in mind from a jackup count or a Deepwater rig count perspective?

Dean Taylor - Tidewater - President, Chairman & CEO

No. I really don’t. I think the key will be to see what happens as the new rigs come into the market, and see — in particular, to see what happens to the older rigs. There are a number of rigs slated to come into the marketplace this calendar year. And as those rigs come in, they will either engender new demand or they will push some other rigs out of the marketplace, it and will depend upon what happens with those rigs. Sorry for the background noise.

Judd Bailey - Jefferies & Company - Analyst

No worries.

Dean Taylor - Tidewater - President, Chairman & CEO

At any rate, I think we sort of feel like every rig — every incremental rig to market creates demand for about three and a half to four vessels every time a rig comes into the market. But if there’s no net additions of rigs to the worldwide market — for every rig that comes in, one goes out — then there’s no net vessel demand, and so then some of the older vessels would be shoved out by the newer vessels coming into the marketplace.

Judd Bailey - Jefferies & Company - Analyst

Okay. And then my last question — and I’ll ask you about your fleet. Your utilization, I was trying to get my arms around, when you look at, around the world, all of the vessels that have gone idle in the past year to 18 months, do you have any sense — industry-wide anyway — how many of the idles — or the vessels that have gone idle are new generation equipment? Is it — I would presume it’s predominately the older stuff, but are there a lot of new generation vessels that are idle that we may not know about that we would assume are going to come back out and maybe compete pretty aggressively on price?

Dean Taylor - Tidewater - President, Chairman & CEO

Well, there’s a fair number of newer vessels that are idle in Southeast Asia.

Judd Bailey - Jefferies & Company - Analyst

Okay.

Dean Taylor - Tidewater - President, Chairman & CEO

Short of that, it’s not — and the North Sea and North America. So you have those three areas that have a fair amount of idle new equipment. Every place else, the new equipment is working. Did that answer your question?

Judd Bailey - Jefferies & Company - Analyst

Yes. No, that’s exactly what I was looking for. So as new vessels come into the market — new builds — it’s probably fair to assume the older ones are going to stay idle for probably a pretty long period of time, and the incremental demand will be met by the vessels. There’s not a lot of room for ones that are currently idle to probably be reactivated in some of those oversupplied markets. Would you agree with that?

Dean Taylor - Tidewater - President, Chairman & CEO

I would agree with that. That, plus you are seeing more age restrictions around the world on the older tonnage.

Judd Bailey - Jefferies & Company - Analyst

Okay, great. Well, I appreciate the insight, Dean.

Dean Taylor - Tidewater - President, Chairman & CEO

Okay, Judd. Good talking to you.

Operator

Your next question comes from the line of Richard Sanchez with ODS Petrodata.

Dean Taylor - Tidewater - President, Chairman & CEO

Hello, Richard.

Richard Sanchez - ODS PetroData - Analyst

Hi, this is Richard Sanchez, ODS Petrodata.

Dean Taylor - Tidewater - President, Chairman & CEO

Yes, I thought the ODS was a little odd.

Richard Sanchez - ODS PetroData - Analyst

My question is regarding Brazil. I was interested in how Tidewater has fared in Brazil and what your future plans are for Brazil?

Dean Taylor - Tidewater - President, Chairman & CEO

Well, in spite of the fact I was our manager down there a number of years ago, we’ve actually fared pretty well, and we expect to continue to — I think we’re the largest provider of services in Brazil by a factor of two — at least in our industry. And we intend to do our best to maintain and grow markets there.

Richard Sanchez - ODS PetroData - Analyst

Do you have any plans to build any vessels natively in Brazil? I understand a lot of the shipyards down there have been fairly booked up.

Dean Taylor - Tidewater - President, Chairman & CEO

Well, we are building vessels in Brazil. We will probably build more vessels in Brazil. It will depend upon the price and the requirements for — that we see for the particular types of vessels in Brazil. But I would expect us to be relatively active in that market.

Richard Sanchez - ODS PetroData - Analyst

And then my other question was regarding the — in the Gulf of Mexico when you are talking about Deepwater vessels, I think you suggested in your financials that you guys got six Deepwater vessels there. When you say Deepwater, do you mean vessels with DP-1 or is it strictly DP-2? Or is it size contingent there?

Dean Taylor - Tidewater - President, Chairman & CEO

Well, we define Deepwater differently than many of our competitors. Our Deepwater vessels are bigger than a lot of our competitors would define them. But I think we define them as 3,000 dead weight tons and above and 240 feet and above for platform supply vessels, and for anchor handlers, 10,000 break horsepower and above.

Richard Sanchez - ODS PetroData - Analyst

So then in Mexico, over this last year, I think we were expecting a bit more activity there and then it kind of downgraded the number of jackups they’re going to be using. Has that dramatically affected Tidewater in Mexico?

Dean Taylor - Tidewater - President, Chairman & CEO

Well, it hasn’t helped us. We — they’re getting ready to go into the third year of a six-year term, and typically, it’s the first year that’s slow in Mexico, and I think that the — just the entire situation in Mexico is going to mandate that they reinitiate some of that activity. I don’t know whether they’re trying to beat people up on prices is why they’re slowing down, or whether they’re trying to get the Hydrocarbons law changed to enable more joint ventures to some of the international oil companies or just what; but Pemex is about 33% of the gross domestic product of Mexico. To the extent that they’re not busy, the entire economy suffers. They also need the export revenue from the product that they produce. So I think Pemex is going to become busier, and when it does we should participate in that uptick in the activity.

Richard Sanchez - ODS PetroData - Analyst

And then just one last question. Could you say how many vessel days a PSV generally averages within a year?

Dean Taylor - Tidewater - President, Chairman & CEO

Are you talking about how many days they would average in terms of being on hire?

Richard Sanchez - ODS PetroData - Analyst

No, I mean as available to work. Well, if you average it over a — on

Dean Taylor - Tidewater - President, Chairman & CEO

in any asset class, because of vessel dry dockings that are mandated by classification societies, about 91, 92% is as good as you’re going to do because of various classification surveys that are required.

Richard Sanchez - ODS PetroData - Analyst

All right. Thank so you much for answering my questions.

Dean Taylor - Tidewater - President, Chairman & CEO

Okay, Rich. Thank you very much.

Operator

Your next question comes from the line of Terese Fabian with Sidoti.

Terese Fabian - Sidoti & Company - Analyst

Thank you. I have a question for Quinn, I think. Could you repeat the purchase price of the three vessels that you’re acquiring, and how much — I think you said two were paid for, or two have been finished.

Quinn Fanning - Tidewater - CFO & EVP

As of — the total purchase price for the three vessels was $42.5 million. And as of December 31, I believe, $3.4 million have been expended. So the remaining payment due at closing would have been the balance of $39.1 million.

Terese Fabian - Sidoti & Company - Analyst

Okay.

Quinn Fanning - Tidewater - CFO & EVP

And I also mentioned, we’ve closed on two of the three vessels, and then the third should close next week.

Terese Fabian - Sidoti & Company - Analyst

Can you talk a little bit about why these vessels were attractive? Did they feel a particular need, or was it the pricing of them? And is this something you’ll be looking at in the future?

Quinn Fanning - Tidewater - CFO & EVP

Steve should probably go through this.

Steve Dick - Tidewater - EVP

Two of them were 7,000 horsepower anchor handling towing supply vessels. The vessels were four years old. We had in our fleet already that we purchased four years ago the same exact vessel, so there was some ability to have the same types of equipment, and that’s — 7,000 horsepower is a pretty nice fit for us for our portfolio. And the other one is also anchor handling towing supply, but 5,000 horsepower, and at was a very good price availability that was prompt. The vessel is four years old. That was an opportunity where these are people that went into the business four years ago and their appetite for it is waning a little bit. But this was a good piece of equipment that fit us very well.

Terese Fabian - Sidoti & Company - Analyst

I expect that there would be more of this type of purchase, as Dean was saying, from the market rather than adding to the order book. Is that one way you would work with your fleet, and would you also then accelerate your retirement of vessels or stacking of vessels?

Steve Dick - Tidewater - EVP

Well, as far as opportunities, I think they’re going to continue to occur with existing equipment. And the stacking, as we either get to a major expenditure to renew the classification then the vessel would come out of service, or if there is — the market conditions are such that it really doesn’t pay to keep it crewed up and operating if you’re not going to have utilization. So that would determine what’s going to stack.

Terese Fabian - Sidoti & Company - Analyst

Thank you. I have one future looking question that’s hard to answer. There has been a lot of talk about oil and hydrocarbons under the Arctic. Is this an area that you are evaluating? And how long a start do you need before going in that direction?

Dean Taylor - Tidewater - President, Chairman & CEO

Well, we wouldn’t want to build speculatively for that market, but certainly we participated in various tenders for the market. We do think it is a growth area for the industry in general. It’s hard to think of a bunch of Cajuns and red necks from Mississippi up in the Arctic, but we fully intend to be there if we can get the pricing right for the units. The thing — the important thing to recognize is that that equipment is very expensive. The delta that you pay to build that equipment for that environment, if you had to use the equipment elsewhere in the world, you would never recover that investment, so you really want to be building equipment for a contract that will pay out the equipment over the life of the contract, or where you see that the opportunities are such that the equipment would be paid out in the area for which it’s built, because otherwise you would have very high spec equipment working in areas of the world that don’t require those specifications and you’d never get a decent return on your investment.

Terese Fabian - Sidoti & Company - Analyst

How much appropriate equipment is out in the market now, and what would be a lead time for building?

Dean Taylor - Tidewater - President, Chairman & CEO

Lead time for building would be a couple of years. There’s not much of the equipment on the market now, because there’s not much of a market for the equipment now. But as the that market develops — and Shell has had a very rough time getting their projects in Alaska sanctioned, and there’s not much going on in Russia other than Sahklin right now, and that’s very specialized equipment. But eventually, the thirst and hunger for energy will drive activity toward that part of the world. We will respond in kind and to the demand, and hopefully we’ll be there at rates that will justify our investment.

Terese Fabian - Sidoti & Company - Analyst

Thank you.

Operator

Your next question comes from Pierre Conner with Capital One Southcoast.

Dean Taylor - Tidewater - President, Chairman & CEO

Hello, Pierre.

Pierre Conner - Capital One Southcoast - Analyst

Good morning, gentlemen. I know you didn’t want to go around the world by region, Dean, but I wanted to ask you about some of the activity trends maybe — or if Jeff wanted to jump in. Assuming that some of Richard’s data is accurate from ODS on the spot rates in West Africa, Southeast Asia, December was a little weaker. What I was asking about was, is there some seasonality to that? Are there — do you see some activity coming on the construction side? Or is that sort of the trend — again, it’s spot type data.

Dean Taylor - Tidewater - President, Chairman & CEO

Pierre, I think in Southeast Asia, some of the Sahklin cyclicality that’s playing there. But in the West Coast, there’s not really business cycle per se, other than just kind of the underlying fundamentals. You do have some bleed-down from North Sea equipment into West Africa as people look for other opportunities, I think. And if you look at it on the West Africa, some of the brokers put out the reports, there’s a few vessels that are — or more than a few vessels — that are looking for work. I’d just say we typically don’t shop the spot market in some of those areas. And I think that’s really it. But the cyclicality, I think — the Sahklin stuff in Southeast Asia — that’s definitely there.

Pierre Conner - Capital One Southcoast - Analyst

Okay. No, that’s helpful.

Dean Taylor - Tidewater - President, Chairman & CEO

Also in the North Sea, Pierre, they should become busier this summer as weather improves in the North Sea. But those are really the only cyclical — well, you know what’s going to happen is that the Gulf of Mexico will become a cyclical market. We’re going to see — I think we’ll see — with the drilling rate companies being unable to obtain insurance at rates that are anywhere near attractive, I think we’ll see that the operators will slow down their activities in hurricane season and then ramp back up as we’ve seen this year, where activity ramped back up starting in November. But I think we’ll see a slowdown come July — probably July, August, September. And I think the Gulf of Mexico will become a cyclical market.

Pierre Conner - Capital One Southcoast - Analyst

Okay, all right. On the cost side, as you indicated, you did a good job on R&M costs in the quarter, and I think Quinn indicated it would be similarly in line with fourth quarter. If I could get you to stretch out a little bit, is this just some timing of what you might have in dry dock and we could return to some higher levels? Or because of the transition to the newer fleet, we’ve — you are able to hold that R&M as a percent?

Quinn Fanning - Tidewater - CFO & EVP

I think there’s a couple of different factors that play into it. Number one, in many cases, we have been stacking as opposed to continuing to invest in the older equipment. As you know, every vessel has a regulatory dry dock that is required to keep its papers current twice every five years. So we — and we wish others had the discipline to evaluate that $1 million or $2 million or $3 million investment that you need to make in a vessel relative to the market opportunities that you have to earn it back. So the decision we have reached frequently, as evidenced by our number of vessels that have gone to stack, has been that the economics don’t make sense to continue to invest in the older equipment. So that’s one factor that has brought R&M expense down over the last couple of quarters. The volatility that we’ve had — not so much in the back end of the calendar 2008, but in the last coupe of quarters when you’ve had a little bit of blip, has been when we’ve had typically a newer vessel that’s going in for a special survey, and we have reasonably good visibility on that, and in the past have tried to give the guidance that reflects any aberrant increases in R&M expense resulting from large vessels going to dry dock. And towards the back end of calendar 2008, we’ll have some of the larger ships going to dry dock, and we’ll provide that visibility to the extent we can.

Pierre Conner - Capital One Southcoast - Analyst

In calendar 2010?

Quinn Fanning - Tidewater - CFO & EVP

Yes, I apologize.

Pierre Conner - Capital One Southcoast - Analyst

No, that’s helpful, though. Okay, great. And kind of along those lines, Quinn, just bridge us from some of your perspective on margins that you gave us last quarter to now; and as I recall, you again had indicated what you thought the margin would be and then sort of a trough; are you changing a little bit to tell us that you see them sort of bouncing around at these levels for the next several quarters? Is that— as opposed to prior indicating that we’d begin to see some recovery in margins.

Quinn Fanning - Tidewater - CFO & EVP

Our crystal ball may not be any better than anybody else’s, but as we talked about in October, up to that point we had some sense that with the reduced R&M expense and some other things that were playing into our numbers, we saw some chance to get up to average cash operating margins that would approach 50% for our fiscal 2010. In October, I think we called into question whether or not that would happen given the at least near-term outlook that we had. And I think what we said for today — again, recognizing that the crystal ball is a bit foggy — our sense is that at least for the next couple of quarters, we’re going to be playing in the region that we’ve been at recently — 46 plus or minus percent cash operating margins. And then the uplift is going to be driven by improving market conditions and continued delivery of the newer vessels, which have a pretty decent track record in terms of earning higher than average margins in our fleet.

Pierre Conner - Capital One Southcoast - Analyst

Got it, okay.

Dean Taylor - Tidewater - President, Chairman & CEO

Pretty soon we’re going to be able to declare victory on this old fleet issue.

Pierre Conner - Capital One Southcoast - Analyst

Right.

Dean Taylor - Tidewater - President, Chairman & CEO

We’ve been fighting that moniker for a while. Quinn pointed out that 81% of our cash operating margin this quarter was provided by new vessels. When we get to 90% cash operating margin being provided by new vessels, we’re going to play like we don’t have any more old vessels. It’s going to be like we’re going to declare victory, we’re going to quit talking about old vessels, and we’re just going to talk about the new Tidewater. When you consider that we’ve done this without incurring any net debt, no net debt, it’s been an amazing transformation, and I think we’ve been struggling with the mantra of having a quote/unquote old fleet for a while. And pretty soon, nobody’s going to be able to pin that tail on this donkey because we’re just about shed out of that old fleet.

Pierre Conner - Capital One Southcoast - Analyst

Right. Thanks. My last one might be for Steve, and it’s kind of a nit I know, but there’s some volatility in that other revenue line associated with deliveries out of Quality, and I know of the offsetting, but would you expect we’d be looking at work in progress type numbers that would be similar for the subsequent couple of quarters?

Steve Dick - Tidewater - EVP

Well, the big PSV which is the one that located at quality now, should be delivered (inaudible) —

Joseph Bennett - Tidewater - SVP, PAO & Chief Investor Relations Officer

Outside work, Steve.

Steve Dick - Tidewater - EVP

Oh, outside work.

Pierre Conner - Capital One Southcoast - Analyst

Yes, thank you. The other marine revenue.

Steve Dick - Tidewater - EVP

We’ve got some work going on, we’ve — mostly repairs. We do not have any new construction underway for others at this point, but there is some repair work for outside kind of canal boats, inland vessels, barges and tugs. We’ve got some work on the books, but it’s not very heavy right now.

Pierre Conner - Capital One Southcoast - Analyst

Down sequentially, is that what I’m hearing?

Steve Dick - Tidewater - EVP

Yes.

Pierre Conner - Capital One Southcoast - Analyst

Okay. Okay. Okay. Well, thanks very much, gentlemen.

Dean Taylor - Tidewater - President, Chairman & CEO

Thanks, Pierre. Good talking to you.

Pierre Conner - Capital One Southcoast - Analyst

Same here.

Operator

(Operator Instructions). Your next question comes from the line of Jeff [Spittel] with Pritchard Capital

Jeff Spittel - Pritchard Capital - Analyst

Hey, good morning, guys. Question about the Deepwater market. For term contracts that are rolling over today, can you give us some directional color about the climate for day rates for those vessels that are rolling over?

Jeffrey Platt - Tidewater - SVP

Well, this is Jeff. And I’d just say it obviously is that term contracts are rolling, it depends when they were put in place. We have some longer term contracts that bridged unfortunately through the entire upcycle. Now, that’s cut more the minority on those contracts; but in general, I think your question, the answer is certainly the day rates are going down, and quite honestly, I just prefer not to go ahead and put any real numbers associated with that. But we’re definitely seeing pressure across all of the vessel classes. Deepwater is holding up better than some of the conventional fleet, but it is still downward pressure.

Jeff Spittel - Pritchard Capital - Analyst

Okay, and in very general terms, I guess PEMEX notwithstanding, could you give us some flavor in terms of how your customer base is behaving? Has there any discrepancy between the super majors, the [NOCs], and kind of the smaller guys that you do business with right now in terms of their appetite for either term options and I guess pushback you get on day rate?

Dean Taylor - Tidewater - President, Chairman & CEO

We think one of the green shoots that we’re seeing is that we’re seeing more customers trying to tie our hands for longer period of times at these low rates. So we think that’s a positive. But not only are they trying to tie up equipment for longer terms but they’re also trying to tie it up with options in their favor for many years there after. Of course, we’re resisting that. So we would say that’s a green shoot, because typically that’s indicative of the fact — of their perception that the market is — that their needs are going to increase, and what they try to do is lock up as much equipment as they can at the lower rate. So we’re seeing that probably more on the side of the IOCs than the NOCs. But the NOCs aren’t far behind. They — again, depending on — it depends on the NOC, but some NOCs just look — they have pretty good visibility in terms of what their activity’s going to be, so what they will try to do is tie up the vessels to coincide with the activity that they foresee. Does that answer your question?

Jeff Spittel - Pritchard Capital - Analyst

Yes. Yes. That’s helpful. I appreciate it, guys. That’s all I have. Thanks.

Quinn Fanning - Tidewater - CFO & EVP

Maybe one other comment I’ll just give you for context. A very significant percentage of our revenue, certainly on a trailing 12 month basis, is with the super majors, national oil companies and the largest of the independents. We certainly do some business with some of the smaller independents in the Gulf of Mexico, construction companies around the world and the like. But a significant percentage of our revenue is coming from the larger players within the industry.

Dean Taylor - Tidewater - President, Chairman & CEO

Over 60%.

Jeff Spittel - Pritchard Capital - Analyst

Got you.

Dean Taylor - Tidewater - President, Chairman & CEO

Our top ten customers over 60% of our revenue, and I think that they are at six — I forget what exactly — I don’t have the slide in front of me, but we have one large independent and the rest were all IOCs and NOCs.

Jeff Spittel - Pritchard Capital - Analyst

Okay, thank you, guys. Appreciate it.

Operator

Your next question comes from the line of Daniel Burke with Johnson Rice.

Dean Taylor - Tidewater - President, Chairman & CEO

Hi, Daniel.

Operator

Mr. Burke, your line is open.

Shawn Milligan - Johnson Rice - Analyst

Good morning, guys. This is [Shawn Milligan] filling in for Daniel.

Dean Taylor - Tidewater - President, Chairman & CEO

Hey, Shawn.

Shawn Milligan - Johnson Rice - Analyst

We had a question on the Enabler, if you could give more detail on the employment prospects for that this quarter since it delivers?

Dean Taylor - Tidewater - President, Chairman & CEO

The vessel’s just been delivered, Shawn.

Shawn Milligan - Johnson Rice - Analyst

Okay.

Dean Taylor - Tidewater - President, Chairman & CEO

We’re currently negotiating a couple opportunities for it. We’re pretty close to one that’s going to work out nicely for us, but we expect really for the quarter that we’re in, we will probably spot in the North Sea and then segway right into a term contract.

Shawn Milligan - Johnson Rice - Analyst

Okay, and any detail about what type of work it will be doing?

Dean Taylor - Tidewater - President, Chairman & CEO

Well, obviously the boat has some unique characteristics, so It’s going to be suitable work for that vessel. I really, again, don’t lake to give a whole lot of color on specific contracts. The Enabler is a great piece of equipment. We’ve got some interesting short-term opportunities, and then longer term, she’s going to be a great piece of equipment to fit into our portfolio. But obviously, she’s going to be shopping for work that makes sense for that vessel.

Shawn Milligan - Johnson Rice - Analyst

Okay, got it. That’s all I had. Thank you.

Dean Taylor - Tidewater - President, Chairman & CEO

Thank you.

Operator

Your next question comes from Jim Crandall with Barclays Capital.

Dean Taylor - Tidewater - President, Chairman & CEO

Hey, Jim.

Jim Crandell - Barclays Capital - Analyst

Thank you. I had a follow-up. How much in rates on a percentage basis do you feel that older vessels have declined on average internationally from the peak?

Dean Taylor - Tidewater - President, Chairman & CEO

From the peak? It depends on the market, but certainly —

Jim Crandell - Barclays Capital - Analyst

Overall, if you were to take a geographic average — because I know you wouldn’t want to comment on specific geographies — but overall internationally, how much would you say that older vessels have declined from the peak?

Dean Taylor - Tidewater - President, Chairman & CEO

40 to 50%.

Jim Crandell - Barclays Capital - Analyst

And how much would you say, excluding Deepwater, that newer vessel rates have declined from the peak?

Dean Taylor - Tidewater - President, Chairman & CEO

20 to 25%, maybe Jim.

Jim Crandell - Barclays Capital - Analyst

And —

Dean Taylor - Tidewater - President, Chairman & CEO

I’m sure we can work those numbers up for you, but since you said guess, that’s what I’m going to guess.

Jim Crandell - Barclays Capital - Analyst

Okay. And I think I know, Dean, I’ve heard you make the comment in the past that newer vessels can go to work immediately. It’s just a question of price. Would you reiterate today that it’s not difficult to put your newer vessels to work and you’ll back out an older vessel — just to question the price, you’d put that equipment to work?

Dean Taylor - Tidewater - President, Chairman & CEO

Well, I don’t think I made the comment regarding our fleet, but I think I made the comment regarding newer vessels in general. And I’ll stick by that comment. New vessels will work. The question is at what rate? And it depends upon how low they want to go to put the vessel to work and whether they want to try to displace an older piece of equipment at an older piece of equipment’s rate. I would say the industry is probably more disciplined than it’s ever been in terms of trying to maintain rates for the newer pieces of equipment at rates — at levels that justify the investment that has been made. But still, when people get desperate — and depending upon the length of this downturn, whether it will be the desperation quotient that we’ll see — we’ll see people put boats to work. Again, it depends upon how long the downturn will last. We’re already seeing it in the North Sea, where people are putting more boats to work at cash operating costs or less on a spot basis in the North Sea. So again, I think everything will depend upon the length of the downturn.

Jim Crandell - Barclays Capital - Analyst

Do you see older vessels for other companies? Do you think that because we’ve seen this 40 to 45% decline, are you seeing an acceleration in retirements of older vessels by other companies in the marketplace?

Dean Taylor - Tidewater - President, Chairman & CEO

Jim, it’s — one of the questions that — you’ve heard it before. Many of the very clever portfolio managers will say, “We know these old boats can work forever, how are you going to get rid of them?” If won’t be up to us. It won’t be up to the operators. The customers will determine how long the old boats will work. And we’re seeing more and more around the world, more and more requirements for vessels 20 years old and newer. 15 years old and newer. Ten years old and newer. So it won’t be the vessel operator who determines how long a vessel will stay in service. It’s going to be the customer. Mainly, this is for safety reasons, I think, and also it’s for market reasons. And the customer senses that the market is in his favor, and so his tendency is to just increase his specifications for the vessels thinking he was going to be able to get a good piece of equipment at a relatively attractive rate. And then as I said earlier, he’s going to try to tie it up for a long period of time.

Jim Crandell - Barclays Capital - Analyst

That’s great.

Dean Taylor - Tidewater - President, Chairman & CEO

Did that answer your question, Jim?

Jim Crandell - Barclays Capital - Analyst

It did. Thank you very much.

Dean Taylor - Tidewater - President, Chairman & CEO

Okay, thank you.

Operator

And we have no further questions at this time. Do you have any closing remarks?

Dean Taylor - Tidewater - President, Chairman & CEO

I just want to thank everyone for their attention today and their interest in our Company, and also I’d like to say Go Saints. Thank you very much.

Operator

And this does conclude today’s call. You may now disconnect.

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